For immediate release November 15, 2023
Inquiries to:
Hillary Kestler, PR Director
704.644.4137
hkestler@localfirstbank.com

FIRST BANK ANNOUNCES STRATEGIC LEADERSHIP CHANGES

Southern Pines, NC November 15, 2023 – First Bank, the wholly owned subsidiary of First Bancorp (NASDAQ – FBNC) and the largest North Carolina headquartered community bank, is pleased to announce changes to its executive leadership structure in order to more effectively execute its strategic plan. Effective November 13, 2023, Adam Currie was named President of First Bank, reporting to Mike Mayer, CEO of the Bank. Adam assumes operational responsibilities for all of the Bank’s activities including all Lending and Branch functions along with Marketing, Operations, IT and Credit Administration. Elizabeth Bostian, CFO of the Bank, will continue to lead all financial management functions and will assume responsibility for Human Resources as a managed line of business. Mike Mayer continues as CEO of the Bank and President of First Bancorp.

Currie has been with First Bank since 2015 in various roles, including, most recently, Chief Banking Officer. He holds a B.A. in Economics from the University of North Carolina at Chapel Hill. Currie has over 20 years of experience in financial services including roles in retail banking, commercial banking, and capital markets. Bostian has been with First Bank since 2012 and has been CFO since 2021.

“We are very excited for both Adam and Elizabeth as they assume additional responsibilities. These strategic changes are what we need to continue to stay nimble, innovative and forward-thinking. First Bank is now poised, more than ever, to embrace the future and bring value to our customers, associates and stakeholders,” said Mike Mayer, First Bank CEO.

With accolades in 2023 that include being named a Top Employer by Business NC Magazine, as one of the Top 10 Best Performing Banks by S&P Global, and to the KBW Annual Bank Honor Roll, among others, First Bank is focused on continuing its strong legacy through strategic decisions like this. You can learn more about First Bank at localfirstbank.com.

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About us:
First Bank is the banking subsidiary of First Bancorp and is headquartered in Southern Pines, North Carolina, with total assets of approximately $12 billion. As a state-chartered community bank, First Bank operates 118 bank branches in North Carolina and South Carolina. Since 1935, First Bank has taken a tailored approach to banking, combining best-in-class financial solutions, helpful local expertise, and technology to manage a home or business. First Bancorp's common stock is traded on the NASDAQ Global Select Market under the symbol "FBNC." Visit our website at www.LocalFirstBank.com. Member FDIC, Equal Housing Lender.